Exhibit H(40)

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between MML Investment Advisers, LLC, a Delaware limited liability company (the “Manager”), and MML Series Investment Fund, a Massachusetts business trust (the “Trust”), effective as of the 1st day of November, 2021.

WHEREAS, the Trust is an open-end management investment company registered as such with the Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MML International Equity Fund and MML Small Company Value Fund (each a “Fund” and together, the “Funds”) are each a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the SEC as such under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Trust has appointed the Manager as its investment manager for the Funds and the Manager has agreed to act in such capacity upon the terms set forth in the relevant Investment Management Agreements; and

WHEREAS, upon mutual consent of the Board of Trustees of the Trust on behalf of the MML International Equity Fund and the Manager, this Agreement supersedes and replaces, with respect to this Fund only, the Expense Limitation Agreement dated May 1, 2021;

NOW THEREFORE, the Trust and the Manager hereby agree as follows and this agreement can only be terminated by mutual consent of the Board of Trustees of the Trust on behalf of a Fund and the Manager:

1.	Expense Limitation

The Manager agrees to:

(i)	waive 0.10% of the management fees of the MML International Equity Fund through April 30, 2023; and

(ii)	waive 0.15% of the management fees of the MML Small Company Value Fund through April 30, 2023.

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the 26th day of October, 2021.

MML INVESTMENT ADVISERS, LLC

By:	/s/ Douglas Steele
Douglas Steele, Vice President

MML SERIES INVESTMENT FUND on behalf of each Fund

By:	/s/ Renee Hitchcock
Renee Hitchcock, CFO and Treasurer